Exhibit 10.45

December 2, 2015
Emad Rizk
c/o Accretive Health, Inc.
401 North Michigan Avenue
Suite 2700
Chicago, Illinois 60611

Re:	Retention and Enhanced Severance Letter Agreement
Dear Emad:
As you know, TowerBrook Capital Partners, L.P. (“TowerBrook”) and Ascension Health Alliance d/b/a Ascension (“Ascension Health”) have been in discussions with Accretive Health, Inc. (the “Company”) with respect to a potential transaction in which an entity to be formed by TowerBrook and Ascension Health (the “Investor”) will make a cash investment in the Company in exchange for shares of the Company (the “Investment” and the agreement through which the Investment is effected, the “SPA”). Prior to entering into the SPA, the Investor has asked that you agree that your retention and enhanced severance letter agreement with the Company, dated as of August 12, 2015 and amended as of October 19, 2015 (the “Retention Agreement”), will terminate sooner than December 31, 2015 (its current expiration date). Although the Investment will not constitute a “Change of Control” within the meaning of your Retention Agreement, in consideration for your agreement to the early termination of your Retention Agreement, the Company will grant you an equity award, as described in further detail in this letter agreement (the “Letter Agreement”).
If the SPA is not executed by the parties thereto on or prior to December 31, 2015 or if, prior to the date on which the Investment is completed (the “Investment Date”), the SPA is terminated by the parties thereto in accordance with its terms, this Letter Agreement shall be null and void ab initio and of no further force or effect.
1.Termination of Retention Agreement. You and the Company hereby agree that, notwithstanding anything to the contrary contained in your Retention Agreement, your Retention Agreement shall terminate and be null and void and of no further force or effect as of the date the SPA is executed by all parties thereto. Without limiting the foregoing, you hereby knowingly and voluntarily relinquish and release any and all rights and claims that you currently possess or may or would otherwise possess under or in respect of the Retention Agreement.
2.Grant of Restricted Stock Award. In consideration of your agreement to terminate the Retention Agreement and in full satisfaction of any obligations the Company may have had to you under the Retention Agreement, promptly following the Investment Date (or such earlier date as may be agreed among the Investor, the Company, and you) and subject to your continued employment with the Company through the Investment Date or such earlier date, as applicable, the Company shall grant to you a Restricted Stock Award (as defined in the Company’s Amended and Restated 2010 Stock Incentive Plan (the “Plan”)) under the Plan in respect of 1,500,000 shares of the Company’s common stock, par value $0.01 (the “Common Stock”). The Restricted Stock Award shall vest in equal annual installments on the first three anniversaries of the Investment Date, subject to your continued employment through each such anniversary date, and shall accelerate in full upon your earlier termination of employment (a) by the Company without Cause (as defined in that certain offer letter, dated as of July 10, 2014, by and between the Company and you (the “Offer Letter”)), (b) by you for Good Reason (as defined in the Offer Letter), or (c) due to your death or Disability (as defined in the Offer Letter). Except as set forth in the immediately preceding sentence, the Restricted Stock Award shall have substantially the same terms and conditions (excluding any vesting or accelerated vesting terms and conditions) as set forth in the restricted stock award agreement filed as Exhibit 10.31 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
3.Golden Parachute Excise Tax. If your receipt of (or vesting in) the Restricted Stock Award as provided for under this Letter Agreement, along with the aggregate amount of any other payments or benefits that could be paid, provided, or delivered to you by the Company or its affiliates are considered “parachute payments” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) (such payments and benefits, the “Parachute Payments”), then the aggregate amount of Parachute Payments to which you will be entitled will equal the amount that produces the greatest after-tax benefit to you after taking into account any excise tax payable by you under Section 4999 of the Code (the “Excise Tax”). You acknowledge and agree that application of this Section 3 will reduce the amount of Parachute Payments otherwise payable to you, only if doing so would place you in a better net after-tax economic position as compared with not doing so (taking into account the Excise Tax payable in respect of such Parachute Payments). In such event, the Company will reduce or eliminate the Parachute Payments by first reducing or eliminating the portion of the Parachute Payments that are payable in cash and then by reducing or eliminating the non-cash portion of the Parachute Payments, in each case, in reverse order beginning with payments or benefits that are to be paid the furthest in the future. All determinations to be made under this Section 3 will be made, at the Company’s expense, by a nationally recognized certified public accounting firm selected by the Company.
4.Miscellaneous.
(a)Amendments. This Letter Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors or legal representatives.
(b)Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of laws principles thereof.
(c)Entire Agreement. This Letter Agreement constitutes the complete understanding between the parties hereto relating to the subject matter hereof, and supersedes in its entirety any prior oral or written agreements, understandings, or representations relating to the subject matter hereof, including, without limitation, the Retention Agreement. Notwithstanding the foregoing and for the avoidance of doubt, this Letter Agreement shall not supersede any rights you may have under your Offer Letter as in existence prior to the execution of your Retention Agreement (including, without limitation, with respect to any termination of employment protections set forth in Sections 8 and 9 of your Offer Letter) and the Offer Letter shall remain in full force and effect.
[Signature Page Follows]

Please confirm your agreement to all of the foregoing by executing this Letter Agreement as indicated below.
Very truly yours,

ACCRETIVE HEALTH, INC.

By: /s/ Daniel A. Zaccardo_______________
Name: Daniel A. Zaccardo
Title: Senior Vice President, General Counsel & Corporate Secretary

Acknowledged and Agreed:

/s/ Emad Rizk
Emad Rizk

[Signature Page to Letter Agreement]

3